UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2006

ACCELRYS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27188	33-0557266
(State or other jurisdiction of	Commission	(I.R.S. Employer
incorporation or organization)	file number	identification number)

10188 Telesis Court, San Diego, California 92121-1761
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 799-5000

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities.

On December 22, 2006, Accelrys, Inc. (the “Company”) committed to the implementation of a restructuring plan  pursuant to which it will be closing its research and development facility in Bangalore, India (the “Plan”).  The Plan was undertaken as a result of the substantial completion of the Company’s efforts to modernize its legacy products.  Pursuant to the Plan, the Company is terminating its approximately 60 research and development employees in Bangalore.  The impacted employees were notified on January 4, 2007.

As a result of the implementation of the Plan, the Company estimates that it will incur between $0.7 and $0.9 million of severance and facility closure costs, the majority of which will be cash expenditures.  The Company expects the Plan to be substantially completed in the fourth quarter of its 2007 fiscal year.

Forward-Looking Statements

Statements contained in this Current Report on Form 8-K relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future, including statements relating to the anticipated completion date of, and the expected annual savings resulting from, the Plan described herein are forward-looking statements. The Company’s actual results could differ materially from those projected in these forward-looking statements. In particular, the Company may not complete its implementation of the Plan by the projected completion date, the costs relating to the Plan may be greater or less than estimated, and the Company may not realize all or any of the annual savings estimated. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2006 and September 30, 2006. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELRYS, INC.
By:	/s/ Rick E. Russo
Rick E. Russo
Senior Vice President and Chief Financial Officer

Date:  January 4, 2007